-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 1 of 18 Pages
-----------------------                             -------------------------



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
--------------------------------------------------------------------------------
                             (Amendment No._____)*


                              Launch Media, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  518567 10 2
                        ------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 2 of 18 Pages
-----------------------                             -------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Capital Corporation
      13-1500700
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          392,156
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          392,156
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      392,156
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]
      The amount in Row 9 does not include 392,156 shares of the Issuer's Common Stock owned by National Broadcasting Company, Inc., beneficial ownership of which is disclaimed by General Electric Capital Corporation.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      3.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 3 of 18 Pages
-----------------------                             -------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Capital Services, Inc.
      06-1095035
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Disclaimed (see 9 below).

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable (see 9 above).

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 4 of 18 Pages
-----------------------                             -------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Company

      14-0689340
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Disclaimed (see 9 below).

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Company.
     -------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 5 of 18 Pages
-----------------------                             -------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      National Broadcasting Company, Inc.
      14-1682529
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          392,156
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          392,156
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
       392,156
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]
      The amount in Row 9 does not include 392,156 shares of the Issuer's Common Stock owned by General Electric Capital Corporation, beneficial ownership of which is disclaimed by National Broadcasting Company, Inc.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      3.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 6 of 18 Pages
-----------------------                             -------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      National Broadcasting Company Holding, Inc.
      13-3448662
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             Not applicable.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          Disclaimed (see 9 below).
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 7 of 18 Pages
-----------------------                             -------------------------

Item 1(a) Name of Issuer:

          Launch Media, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          2700 Pennsylvania Avenue
          Santa Monica, California  90404


Item 2(a) Name of Person Filing:

          General Electric Capital Corporation ("GE Capital")
          General Electric Capital Services, Inc. ("GECS")
          General Electric Company ("GE")
          National Broadcasting Company Holding, Inc. ("NBCH")
          National Broadcasting Company, Inc. ("NBC")

          GE Capital is a wholly-owned subsidiary of GECS, which is a wholly-owned subsidiary of GE. NBC is a wholly-owned subsidiary of NBCH, which is a wholly-owned subsidiary of GE.

Item 2(b) Address of Principal Business Office or, if none, Residence:

          GE Capital:    260 Long Ridge Road, Stamford, CT
          GECS:          260 Long Ridge Road, Stamford, CT
          GE:            3135 Easton Turnpike, Fairfield, CT
          NBC:           30 Rockefeller Plaza, New York, NY
          NBCH:          30 Rockefeller Plaza, New York, NY

Item 2(c) Citizenship:

          GE Capital:    New York
          GECS:          Delaware
          GE:            New York
          NBC:           Delaware
          NBCH:          Delaware

Item 2(d) Title of Class of Securities:

          Common Stock, par value $.001 per share.

Item 2(e) CUSIP Number:

          518567 10 2

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

          Not applicable.

Item 4    Ownership:

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 8 of 18 Pages
-----------------------                             -------------------------


          (a)-(c) The responses of GE Capital, GECS, GE, NBCH and NBC to Items 5, 6, 7, 8, 9, and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

          Each of GECS, GE and NBCH hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital and NBC. GE Capital hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC. NBC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital.


Item 5   Ownership of Five Percent or Less of a Class:

         Not applicable.

Item 6   Ownership of More than Five Percent on Behalf of Another
         Person:

         Not applicable.

Item 7   Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on By the Parent Holding Company:

         Not applicable.

Item 8   Identification and Classification of Members of the Group:

         Not applicable.

Item 9   Notice of Dissolution of Group:

         Not applicable.

Item 10  Certification

         Not applicable.

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 9 of 18 Pages
-----------------------                             -------------------------

Signature:     After reasonable inquiry and to the best of my knowledge and
---------
               belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 14, 2000


                    GENERAL ELECTRIC CAPITAL CORPORATION



                    By:   /s/ Michael E. Pralle
                        ----------------------------------
                        Name: Michael E. Pralle
                        Title:   Vice President

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 10 of 18 Pages
-----------------------                             -------------------------

Signature:     After reasonable inquiry and to the best of my knowledge and
---------
               belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 14, 2000


                    GENERAL ELECTRIC CAPITAL SERVICES, INC.



                    By:    /s/ Michael E. Pralle
                        ----------------------------------
                         Name: Michael E. Pralle
                         Title:   Attorney-in-Fact

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 11 of 18 Pages
-----------------------                             -------------------------

Signature:     After reasonable inquiry and to the best of my knowledge and
---------
               belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 14, 2000


                    GENERAL ELECTRIC COMPANY



                    By:    /s/ Michael E. Pralle
                        ----------------------------------
                         Name: Michael E. Pralle
                         Title:  Attorney-in-Fact

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 12 of 18 Pages
-----------------------                             -------------------------

Signature:     After reasonable inquiry and to the best of my knowledge and
---------
               belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 14, 2000


                    NATIONAL BROADCASTING COMPANY, INC.



                    By:    /s/ Elizabeth A. Newell
                        ------------------------------------------
                         Name: Elizabeth A. Newell
                         Title:   Attorney-in-Fact

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 13 of 18 Pages
-----------------------                             -------------------------

Signature:     After reasonable inquiry and to the best of my knowledge and
---------
               belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 14, 2000


                    NATIONAL BROADCASTING COMPANY HOLDING, INC.



                    By:    /s/ Elizabeth A. Newell
                        ------------------------------------------
                         Name: Elizabeth A. Newell
                         Title:   Attorney-in-Fact

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 14 of 18 Pages
-----------------------                             -------------------------
                                  EXHIBIT LIST

 EXHIBIT NO.                      TITLE                    PAGE NO.
--------------   ---------------------------------------   --------
A                Joint Filing Agreement dated February           15
                 14, 2000 among GE Capital, GECS,
                 GE, NBC and NBCH.

B                Power of Attorney of General Electric           16
                 Company, dated as of April 30, 1998,
                 naming, among others, Michael E.
                 Pralle as attorney-in-fact.

C                Power of Attorney of General Electric           17
                 Capital Services, Inc., dated as of
                 April 30, 1998, naming, among others,
                 Michael E. Pralle as attorney-in-fact.

D                Power of Attorney of National                   18
                 Broadcasting Company Holding, Inc.
                 and National Broadcasting Company,
                 Inc., dated as of February 8, 2000,
                 naming, among others, Elizabeth A
                 Newell as attorney-in-fact.

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 15 of 18 Pages
-----------------------                             -------------------------
                                                    EXHIBIT A


                             JOINT FILING AGREEMENT
                             ----------------------

          This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by GE Capital Corporation ("GE Capital") with respect to the Common Stock of Launch Media, Inc. Further, each of the undersigned agrees that GE Capital, by any of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G or any statements on Schedule 13G relating to Launch Media, Inc. which may be necessary or appropriate from time to time.

Date: February 14, 2000


                    GENERAL ELECTRIC CAPITAL CORPORATION


                    By:    /s/ Michael E. Pralle
                        ----------------------------------------
                         Name: Michael E. Pralle
                         Title:   Vice President


                    GENERAL ELECTRIC CAPITAL SERVICES, INC.


                    By:    /s/ Michael E. Pralle
                        ----------------------------------------
                         Name: Michael E. Pralle
                         Title:  Attorney-in-Fact


                    GENERAL ELECTRIC COMPANY


                    By:    /s/ Michael E. Pralle
                        ----------------------------------------
                         Name: Michael E. Pralle
                         Title:   Attorney-in-Fact


                    NATIONAL BROADCASTING COMPANY HOLDING, INC.


                    By:    /s/ Elizabeth A. Newell
                        ------------------------------------------
                         Name: Elizabeth A. Newell
                         Title:   Attorney-in-Fact


                    NATIONAL BROADCASTING COMPANY, INC.


                    By:    /s/ Elizabeth A. Newell
                        ------------------------------------------
                         Name: Elizabeth A. Newell
                         Title:   Attorney-in-Fact

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 16 of 18 Pages
-----------------------                             -------------------------

                                                    EXHIBIT B

                               POWER OF ATTORNEY

     The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:   Joan C. Amble
                              Nancy E. Barton
                              Jeffrey S. Werner
                              Michael A. Gaudino
                              J. Gordon Smith
                              Michael E. Pralle
                              Paul J. Licursi

          Each Attorney shall have the power and authority to do the following:

       To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                                    General Electric Company

     (Corporate Seal)
                                    By:  /s/ Philip D. Ameen
                                         -------------------
                                             Philip D. Ameen, Vice President

Attest:

/s/ Robert E. Healing
---------------------
    Robert E. Healing, Attesting Secretary

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 17 of 18 Pages
-----------------------                             -------------------------
                                                    EXHIBIT C

                               POWER OF ATTORNEY

     The undersigned, General Electric Capital Services, Inc. a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:
                              Michael A. Gaudino
                              J. Gordon Smith
                              Michael E. Pralle
                              Paul J. Licursi

          Each Attorney shall have the power and authority to do the following:

      To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                                    General Electric Capital Services, Inc.


     (Corporate Seal)
                               By:  /s/ Nancy E. Barton
                                        ---------------
                                        Nancy E. Barton, Senior Vice President

Attest:

/s/ Brian T. McAnaney
---------------------
    Brian T. McAnaney, Assistant Secretary

-----------------------                             -------------------------
CUSIP NO.: 518567 10 2               13G                Page 18 of 18 Pages
-----------------------                             -------------------------
                                                    EXHIBIT D


                               POWER OF ATTORNEY

     The undersigned, National Broadcasting Company Holding, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as true and lawful agents and attorneys-in-fact (hereinafter referred to as the "Attorney") of the Corporation to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:  Elizabeth A. Newell
                             Susan E. Weiner

          Each Attorney shall have the power and authority to do the following:

      To execute and deliver Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by National Broadcasting Company Holding, Inc. or any of its subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient of the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed on this 8/th/ day of February, 2000.


                         NATIONAL BROADCASTING COMPANY
     HOLDING, INC.


                              By:  /s/  Mark Begor
                                   ----------------------------------
                                        Mark Begor
                                        Vice President